November 6, 2007

Mr. Edward M. Chait
2701 Kent Avenue
West Lafayette, IN 47906

Dear Edward:

The Board of Directors of Bioanalytical Systems, Inc. (the "Company") has approved the grant of non-qualified stock options to you. This letter will serve as notice of the grant, effective as of the date of this letter (the "Date of Grant"), and subject to and conditioned in all respects on the approval of the shareholders of the Company, of an option to purchase (the "Option") 45,000 of the Common Shares of the Company (the "Option Shares") on the terms and conditions set forth herein, and upon your execution and delivery to the Company of the copy of this letter included herein will constitute our agreement as to those terms. This Option has not been granted under the terms of the Company’s employee stock option plans, and is not a "qualified" stock option as defined by the Internal Revenue Service. You are urged to consult with your tax advisors concerning the tax effect of the grant and exercise of this Option.

1. OPTION PRICE. The purchase price of the Option Shares is $8.60 per share (the "Option Price").

2. MEDIUM AND TIME OF PAYMENT. You must pay the Option Price with respect to the Option Shares being purchased at the time you exercise the Option. The Option Price may be paid either (a) in cash; (b) by certified check or by bank cashier's check; (c) if you can do so without violating Section 16(b) of the Securities Exchange Act of 1934, through the tender to the Company of outstanding Common Shares, which shall be valued, for purposes of determining the extent to which the purchase price has been paid, at the fair market value of the Common Shares on the date of exercise of the Option; (d) by surrendering a sufficient portion of the vested Option based on the difference between the exercise price of the Option and the fair market value at the time of exercise of the Shares subject to the Option, or (e) by any combination of (a), (b), (c) and (d).

3. TERM AND EXERCISABILITY OF OPTIONS. The Option is effective immediately upon your acceptance of this letter subject only to approval of the Company's shareholders. Unless the Option is terminated or vesting of the Option or any portion thereof is accelerated (in each case as provided in this letter), the Option shall vest and become exercisable in three equal installments on November 30, 2008, 2009 and 2010. The Option shall also vest and become exercisable as to all unvested Option Shares upon the occurrence of a "Change in Control" as defined in your Employment Agreement with the Company of even date herewith, as the same may be amended from time to time. The Option will be considered to have been effectively exercised only upon delivery to the Company, with a copy to the Chair of the Compensation Committee of the Board of Directors of the Company, of the Option Price and a "Notice of Exercise" in the form attached hereto, and the satisfaction of all other conditions described in this letter. The Option shall expire as to all unexercised Option Shares at the close of business on the tenth anniversary of the date of this letter (or on the next business day if that date is a Saturday, Sunday or holiday).

4. APPROVAL BY SHAREHOLDERS. The Option granted hereby is conditioned upon and subject to approval by the shareholders of the Company. In the event that the shareholders of the Company fail to approve the grant of the Option within twelve (12) months of the date of this letter, the Option shall be null and void and of no effect, and neither you nor the Company shall have any continuing rights or obligations hereunder. The Company will submit the Option to its shareholders for approval at the first annual or special meeting of its shareholders occurring after the date hereof, and in any event prior to the expiration of twelve (12) months from the date hereof.

5. CESSATION OF SERVICE WITH THE COMPANY. In the event you cease to serve as an employee of the Company or any of its subsidiaries, this Option shall terminate 30 days after your termination of employment as to any unexercised Option Shares; provided, however, that if termination of employment is due to retirement with the consent of the Company, the expiration of the term of your employment with the Company set forth in your employment agreement, or is due to a permanent and total disability, you shall have the right to exercise the Option with respect to the Common Shares for which it could have been exercised on the effective date of termination of employment at any time within three (3) months after the termination date. In the event of your death while serving as an employee of the Company or any of its subsidiaries, your personal representative shall have the right to exercise this Option with respect to the Common Shares for which it could have been exercised on the date of your death at any time within six (6) months of your death. Whether termination is a retirement with the consent of the Company or due to permanent and total disability, and whether an authorized leave of absence on military or government service shall be deemed to constitute termination of employment for the purposes of this Option, shall be determined by the Board of Directors in its sole discretion, which determination shall be final and conclusive.

6. RECAPITALIZATION. The number of Option Shares and the Option Price each shall be proportionally adjusted for any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares of the Company, the payment of a share dividend, a share split or other increase or decrease in the outstanding Common Shares effected without receipt of consideration by the Company (including an increase or decrease effected as a part of the Recapitalization of the Company, as defined herein). In the event that there shall be a recapitalization or reorganization of the Company or a reclassification of its outstanding shares (each a "Recapitalization") as a result of which other shares (the "New Shares") are issued in exchange for Common Shares, then there shall be substituted for the Option Shares then issuable hereunder that number of New Shares into which those Option Shares have been converted had they been outstanding at the effective date of the Recapitalization.

7. MERGER, DISSOLUTION. If the Company shall enter into any agreement of merger or consolidation (whether or not it shall be the surviving entity thereunder), the Company shall have the right to terminate this Option as of any date specified in a written notice given to you not less than 30 days prior to the termination date. If the merger or consolidation described in that notice is not consummated within 180 days following the termination date of this Option specified in the notice, this Option thereafter shall be deemed to have been continuously in effect since the date hereof. In the event of the sale of all or substantially all of the assets of the Company and the distribution of the proceeds thereof to shareholders in liquidation of the company, the Company shall give you 30 days prior written notice specifying record date for the purpose of determining the shareholders entitled to participate in that distribution and this Option shall expire as to all Option Shares that remain unexercised as of the date of that distribution.

8. NONASSIGNABILITY. This Option is not assignable or transferable except by will or under the laws of descent and distribution. During your lifetime, this Option shall be exercisable only by you (or if you become incapacitated, by your legal guardian or attorney-in-fact).

9. ISSUANCE OF SHARES AND COMPLIANCE WITH SECURITIES LAWS. The Company may postpone the issuance and delivery of certificates representing Common Shares until (a) the admission of such shares to listing on any exchange on which shares of the Company of the same class are then listed and (b) the completion of any requirements for registration or other qualification of the shares under any state or Federal law, rule or regulation or the rules and regulations of any exchange upon which the Common shares are traded as the Company shall determine to be necessary or advisable. The Company shall use its reasonable commercial efforts to complete any required registration or other qualification. You have no right to require the Company to register the Common Shares acquired upon the exercise of this Option under federal or state securities laws. As a condition to the effective exercise of this Option you may be required to make such representations and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to determine whether registration or qualification of those shares is required in connection with that transaction.

10. RIGHTS AS A SHAREHOLDER. You shall have no rights as a shareholder with respect to Common Shares subject to this Option until the date of issuance of a certificate to you. A certificate will not be issued until you have exercised the Option, fully paid for the Common Shares acquired thereby and satisfied all other details described in this letter. No adjustment will be made for dividends or other rights for which the record date is prior to the date a certificate is issued.

11. NO OBLIGATION TO EXERCISE OPTION. The grant of this Option imposes no obligation upon you to exercise the Option.

12. NO OBLIGATION TO CONTINUE EMPLOYMENT. The grant of this Option to you does not constitute any contract of employment between you and the Company, and does not impose any obligation of the Company to continue your employment.

13. WITHHOLDINGS. As a condition to the effective exercise of this Option, the Company shall have the right to require you to remit to the Company amounts sufficient to satisfy any applicable withholding requirements set forth in the Internal Revenue Code of 1986, as amended, or under state or local law relating to the Option. The Company shall have the right, to the extent permitted by law, to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Option.

14. POWER AND AUTHORITY. The Board of Directors shall have the full power and authority to take all actions and make all determinations required or provided for under the terms of this Option; to interpret and construe the provisions of this letter, which interpretation or construction shall be final, conclusive and binding on the Company and you; and to take any and all other actions and make any and all other determinations not consistent with the specific terms and provisions of this letter which the Board of Directors deems necessary or appropriate.

Please acknowledge your receipt of this letter and your agreement to the terms set forth herein by signing and returning the copy enclosed for that purpose.

Very truly yours,

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Richard M. Shepperd
Richard M. Shepperd, President

Accepted and agreed to:

/s/ Edward M. Chait
Edward M. Chait

Date:	November 6, 2007

EXHIBIT A

BIOANALYTICAL SYSTEMS, INC.

NOTICE OF EXERCISE

Date: __________

Mr. Michael R. Cox
Chief Financial Officer
BIOANALYTICAL SYSTEMS, INC.
2701 Kent Avenue
West Lafayette, Indiana 47906

Dear Mr. Cox:

Pursuant to the agreement dated May 18, 2007 granting me an option ("Option") with respect to the purchase of Common Shares of Bioanalytical Systems, Inc., please accept this letter as notice of exercise of the Option with respect to ___________ Common Shares. I am tendering full payment to the Company for the Common Shares and all applicable withholdings in one or more of the following forms:

1.	Cash in the amount of $__________.

2.	Certified or bank cashier's check in the amount of $__________.

3.	Tender to the Company of __________ outstanding Common Shares.

4.	Surrender of vested Options to purchase __________ Common Shares that are subject to the Option.

Unless I have delivered herewith sufficient funds to pay in full all required withholdings under applicable law, I authorize the Company to withhold from the Common Shares otherwise issuable to me as a result of this exercise of the Option to pay in full all such required withholdings.

Signature

Printed Name

Address

Cc: Compensation Committee Chairman